EXHIBIT 99.1

United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972)991-8400

UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2004 RESULTS

     Dallas, Texas, May 4, 2004 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2004 results: The Company reported net income of $830,000 ($0.14 per share) in the first quarter 2004, compared to a net loss of $271,000 ($0.05 per share) in the first quarter 2003. Revenues increased by 26.4% to $12,075,000 for the 2004 period, compared to $9,556,000 for the prior year period.

     The Company’s gross profit was $3,415,000 for the first quarter 2004, compared to $1,749,000 for the first quarter 2003, a 95.3% increase. The gross profit and revenue increases were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant which came on line in late February.

     “We are pleased to report that the second kiln at Arkansas was completed on time and within budget and is producing excellent quality lime,” said Timothy W. Byrne, President and Chief Executive Officer. “As a result of temporary lime shortages, principally in states east of our Arkansas plant, we have exceeded expectations and sold most of our increased lime production at Arkansas during the quarter,” Mr. Byrne added. “Also, due to our strong cash flow in the first quarter 2004, we have given notice that we have elected to reduce our outstanding debt on May 7, 2004 by making a $3,000,000 principal prepayment on our $14,000,000 of Subordinated Notes.”

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
INCOME STATEMENTS	2004	2003
Revenues	$12,075	9,556

Gross profit	$3,415	1,749

Operating profit	$2,227	690
Interest expense	1,207	1,021
Other (income), net	(18)	(12)
Income tax expense (benefit)	208	(48)

Net income (loss)	$830	(271)

Income (loss) per share of common stock:
Basic	$0.14	(0.05)
Diluted	$0.14	(0.05)
Weighted average shares outstanding:
Basic	5,818	5,800
Diluted	5,978	5,800

	March 31,	December 31,
	2004	2003
BALANCE SHEETS
Assets:
Current assets	$15,546	18,664
Property, plant and equipment, net	80,695	77,267
Deferred tax assets, net	1,683	1,899
Other assets, net	1,605	1,670

Total assets	$99,529	99,500

Liabilities and Stockholders’ Equity:
Current liabilities	$8,933	8,755
Long-term debt, excluding current installments	47,068	47,886
Other liabilities	711	899
Stockholders’ equity	42,817	41,960

Total liabilities and stockholders’ equity	$99,529	99,500

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